Exhibit 5.2
[Letterhead of Torys LLP]
September 11, 2009
Novelis Inc.
3399 Peachtree Road, NE, Suite 1500
Atlanta, Georgia 30326
Dear Sirs/Mesdames:

Re:	Novelis Inc. — U.S.$185,000,000 principal amount of 11 1/2% Senior Exchange Notes due 2015
We have acted as counsel in Province of Ontario to Novelis Inc. (the “Company”) and to 4260848 Canada Inc., 4260856 Canada Inc. and Novelis Cast House Technology Ltd. (the “Canadian Guarantors”) in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) $185,000,000 principal amount of 11 1/2% Senior Exchange Notes due 2015 (the “Exchange Notes”) of the Company to be issued in exchange for the Company’s outstanding 11 1/2% Senior Notes due 2015 pursuant to an Indenture, dated as of August 11, 2009 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and (b) the Guarantees (the “Exchange Guarantees”) of each of the Canadian Guarantors endorsed upon the Exchange Notes.
In connection with this opinion, we have examined original or copies, certified or otherwise identified to our satisfaction, of the following documents:
(a)	an executed copy of the Indenture;

(b)	a form of an Exchange Note;

(c)	a form of an Exchange Guarantee;

(d)	the constating documents and by-laws of each of the Company and the Canadian Guarantors;

(e)	powers of attorney of each of the Canadian Guarantors appointing certain attorneys-in-fact to execute the Indenture and related documents and instruments;

(f)	the resolution of the board of directors of each of the Company and the Guarantors authorizing, amongst other things, and to the extent applicable, the execution, delivery and performance of the Indenture, the Exchange Notes and the Exchange Guarantees;

(g)	a certificate of compliance dated September 10, 2009 issued pursuant to the CBCA in respect of the Company, 4260848 Canada Inc. and 4260856 Canada Inc.;

(h)	a certificate of status dated September 10, 2009 issued pursuant to the Business Corporations Act (Ontario) (the “OBCA”) in respect of Novelis Cast House Technology Ltd.; and

(i)	a certificate of an officer of each of the Company and the Canadian Guarantors dated September 11, 2009 (the “Officer’s Certificates”) with respect to certain factual matters, copies of which have been delivered to you.
We have relied exclusively upon the Officer’s Certificates referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.
In our examination of such documents and information, we have assumed with your approval:
1.	the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents and instruments submitted to us as originals, the conformity to originals of all documents submitted to us as facsimiles or copies, certified or otherwise, thereof and the authenticity of the originals of such facsimiles or copies;
2.	that the Indenture has been duly executed and delivered by each party thereto, other than the Company and each of the Canadian Guarantors.
3.	that the Indenture has been duly executed and delivered by the Company and each of the Canadian Guarantors in compliance with the laws of the jurisdiction where execution and delivery actually occurred, if other than Ontario;
4.	that the certificates of compliance and the certificate of status referred to above continue to be accurate on the date hereof;
5.	that for the purpose of our opinions set forth in paragraph 4 below, we have, with your approval, assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees endorsed thereon, all of the terms of the Exchange Notes and the Exchange Guarantees, and the performance by the Company and the Guarantors of their respective obligations thereunder, will comply with applicable law (other than the law of the Province of Ontario) and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or such Guarantor (other than under the law of the Province of Ontario); and
6.	the accuracy and completeness of any other records, certificates or documents examined by us, as well as the accuracy and correctness of all facts set forth or reflected therein.
This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. We have not reviewed, and we express no opinion about, the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.

Based on the foregoing, but subject to the qualifications set forth herein, we are of the opinion that:
1.	The Company is a corporation incorporated and existing under the CBCA and has the corporate power and authority to enter into and perform its obligations under the Indenture and the Exchange Notes. The Indenture has been duly authorized, executed and delivered by the Company.
2.	Each of 4260848 Canada Inc. and 4260856 Canada Inc. is a corporation incorporated and existing under the CBCA and has the corporate power and authority to enter into and perform its obligations under the Indenture and the Exchange Guarantees. The Indenture has been duly authorized, executed and delivered by 4260848 Canada Inc. and 4260856 Canada Inc.
3.	Novelis Cast House Technology Ltd. is a corporation incorporated and existing under the OBCA and has the corporate power and authority to enter into and perform its obligations under the Indenture and the Exchange Guarantees. The Indenture has been duly authorized, executed and delivered by Novelis Cast House Technology Ltd.
4.	The execution, delivery and performance of the Indenture, the Exchange Notes and the Exchange Guarantees by the Company and the Canadian Guarantors (as applicable) will not result in a breach or violation of any of the terms and provisions of (i) the articles, by-laws or similar organizational documents of the Company or the Canadian Guarantors (ii) any law, statute, rule or regulation of general application in the Province of Ontario or any federal laws of Canada applicable therein to which the Company or a Canadian Guarantor is subject, or (iii) to the best of our knowledge, any order or decree applicable to the Company or the Canadian Guarantors of any court acting pursuant to the laws of the Province of Ontario or the federal laws of Canada applicable therein, except in the case of clause (ii), for such breaches or violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries take as a whole.
Whenever an opinion set forth herein with respect to the existence or absence of facts is qualified by the phrase “to the best of our knowledge” or “to our knowledge”, it is intended to indicate that during the course of our representation of the Company and Canadian Guarantors in connection with the transactions described in the initial paragraph of this opinion and as a result of receiving and reviewing the certificates of officers of the Company and Canadian Guarantors, no information has come to the attention of any of the lawyers involved in those transactions that has given any of those lawyers actual knowledge of the existence or absence of such facts.
We hereby consent to the filing of this opinion as an exhibit to the registration statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the registration statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Yours truly,
/s/ Torys LLP